LEGAL SERVICES AGREEMENT

THE UNDERSIGNED:

ROYAL INVEST INTERNATIONAL CORPORATION (RIIC) a publicly traded corporation trading on the Over the Counter (“OTC”) under the symbol RIIC, incorporated in the United States of America in the State of Delaware with its registered office located at 1350 Avenue of the Americas, 24th. Floor, New York, NY 10019 legally represented by its CEO Mr. Jerry Gruenbaum, hereinafter also referred to as “RIIC”

and

SEC ATTORNEYS, LLC, a limited company organised and existing under the laws of THE State of Connecticut (ATTY) with its registered office at 980 Post Road East, 2nd Floor, Westport, Connecticut 06880 herewith represented by Attorney Jerry Gruenbaum.

WHEREAS:

•	RIIC has requested and appointed ATTY to render certain referred to in Article 3 of this Agreement, which services ATTY is willing to render;

•	the parties hereto wish to establish their mutual obligations and responsabilities;

HEREWITH UNDERTAKE AND AGREE THE FOLLOWING:

Article 1 - Appointment

1.	ATTY is hereby appointed as of June 1, 2007 as legal counsel for RIIC for a period of one year and thereafter for an indefinite period.

Article 2 – Termination

1.	RIIC may dismiss ATTY after one year at any time, with or without cause, by giving one month's written notice by registered mail to ATTY at its registered office as mentioned above.

2.	ATTY may resign after one year with immediate effect at any time, with or without cause, by giving written notice by registered mail addressed to RIIC's legal address.

3.	Neither the dismissal nor the resignation of ATTY can ever per se serve as grounds for a claim for damages on the part of RIIC.

Article 3 – Services

1.
Within its professional standards ATTY will act as securities and corporate counsel and will manage and control the conduct of the business of RIIC by providing a CEO and CFO for RIIC in accordance with the resolutions passed by and the instructions of the shareholders and Board of Directors of RIIC and the articles of association of RIIC and the laws of the United States.

2.	ATTY will maintain the due order and good standing of RIIC and undertakes to perform such duties as may reasonably be expected of them.

3.	The duties of ATTY to RIIC will not prevent ATTY from acting in such capacity to other companies.

Article 4 – Confidentiality

1.
ATTY will hold in strict confidence all information received from RIIC. and/or the shareholders of RIIC unless such information can be obtained by the general public through inspection of public registers and when disclosure of such information is required by law.

2.	ATTY undertakes not to use the information obtained for any purpose other than for or in connection with its legal obligations to RIIC.

3.
On termination of this agreement, ATTYt undertakes to return all such information it has from RIIC and/or the shareholders of RIIC in any form as well as not to use such information after the aforesaid termination.

Article 5 – Fees

1.
In consideration for performance by SEC in accordance with the terms of this Agreement, RIIC agrees to pay ATTY a fixed fee of € 12.000 - monthly starting June 1, 2007 plus the reimbursement of actual costs and disbursements (expenses), including but not limited to telex, telefax, telephone, postage, etc.

2.	Fees shall be adjusted every year on the basis of the increase (if any) of the cost of living index in The United States.

3.	Fees and reimbursement of charges will be billed either monthly or quarterly by ATTY.

4.
All fees and charges, when billed by ATTY shall be paid without set-off or counterclaim, and free and clear of and without deductions, within one month of the day on which they are billed. Legal interest will accrue on all overdue amounts from the day following the last day on which the fees and charges should have been paid.

5.
In addition to the payment of legal interest, RIIC hereby agrees to pay any and all costs incurred in the collection of overdue amounts owed pursuant to this Agreement, including reasonable legal fees.

Article 6 - Applicable law and forum

This Agreement shall be interpreted in accordance with and be governed by the laws of the State of Connecticut in the United States. Any dispute hereunder will be submitted to the state court in Fairfield County, Connecticut, acting in the first instance, unless ATTY as petitioner chooses to submit the dispute to any other court having jurisdiction over the parties.

IN WITNESS WHEREOF, this Agreement has been concluded by the parties hereto as of May 25. 2007, and has been signed in duplicate in Amsterdam, the Netherlands on May 25th, 2007.

Jerry Gruenbaum, CEO
ROYAL INVEST INTERNATION CORPORATION

Jerry Gruenbaum, Esq.
SEC ATTORNEYS, LLC